UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2010

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2010, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) effective as of July 9, 2010 with Pyramid Communication Services, Inc. (“Pyramid”), a privately owned Texas corporation, and its six (6) individual shareholders (the “Sellers”), pursuant to which the Company will acquire Pyramid by purchasing all of its issued and outstanding stock from the Sellers.  The purchase consideration consists of (i) $2 Million in cash (the “Cash Portion”) subject to adjustment post-closing based upon a determination of Pyramid’s cumulative net income or loss between May 31, 2010 and the date of Closing, (ii) $675,000 payable over 24 months in the form of interest-bearing subordinated promissory notes payable to the Sellers pro rata and (iii) $150,000 payable over 36 months to the principal Seller for his personal goodwill and agreement not to compete.  Of the Cash Portion of the purchase consideration, $200,000 will be deposited into escrow and will be paid to the Sellers only to the extent Pyramid realizes net income between May 31, 2010 and the date of Closing.  Any cumulative losses realized by Pyramid during such period will be charged as offsets against the subordinated notes.

Consummation of the purchase is subject to, among other conditions, (i) the extension of contracts with key suppliers and vendors, as determined by the Company, (ii) the Company’s and the Sellers’ success in obtaining such consents as may be necessary to maintain customer contracts, (ii) acceptance of employment with the Company by Pyramid key employees, and (iii) approval by the Company’s Board of Directors and its bank lender.  The Purchase Agreement provides for the transaction to close on or before July 30, 2010 assuming the satisfaction of all conditions to closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: July 13, 2010	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer